EXHIBIT 10.2

June 19, 2026

Electronic Delivery:

Dear Steve,

The Wendy’s Company is delighted to confirm the offer of employment for the position of Chief Financial Officer & Chief Strategy Officer reporting directly to the President & Chief Executive Officer. We believe you will contribute to the Company’s overall success and trust that Wendy’s will provide you with the career environment and opportunities you seek. We look forward to you joining the team - your start date is to be determined but projected to be June 23, 2026.

COMPENSATION AND BENEFITS. The following is a summary of your compensation and benefits, but it does not contain all the details. The complete understanding between the Company and you regarding your compensation and benefits is governed by legal plan documents and Company policies. If there is a discrepancy between the information in this letter and the legal plan documents/Company policies, the legal plan documents/Company policies will prevail. All forms of compensation referenced in this letter are subject to all applicable deductions and withholdings.

1.Base Salary. Your starting base annualized salary will be $675,000 paid on a bi-weekly basis.

2.Annual Incentive. You will be eligible to receive an incentive under the terms and conditions of the incentive plan provided to similarly situated officers of the Company, which currently provides for a target bonus of 90% of your annual base salary, provided performance measures set by the Company are achieved. Any bonus to which you are entitled in your initial year of employment will be prorated based on the number of full calendar months you are employed from your start date, and performance achievement will be based solely on the measures approved by the Compensation and Human Capital Committee for the 2nd half of the year.

3.Benefits. You shall be entitled to participate in any retirement, fringe benefit, or welfare benefit plan of the Company on the same terms as provided to similarly situated officers of the Company, including any plan providing medical, prescription, dental, vision, disability, life, accidental death, and travel accident insurance benefits that the Company may adopt for the benefit of similarly situated officers, in accordance with the terms of such plan. You will be eligible to participate in benefit programs after 30 days of service.

4.Executive Physical. Wendy’s wants to ensure that its leaders are provided with comprehensive health exams to help them maintain their health and peak performance. Wendy’s provides all officers of the company with the opportunity to receive an Executive Physical and will cover the cost up to $4,000 annually for an executive physical exam completed through the Company’s preferred partner, or another qualified provider of your choosing. Additional details will be provided after hire.

5.Executive Financial Planning. Wendy’s provides all officers of the company at the Senior Vice President level or above with the opportunity to enroll in personal Financial Planning Services through Ayco Goldman Sachs. Additional details will be provided after hire.

6.Vacation. You will be eligible to take up to five weeks of vacation per year.

7.Equity Awards. Commencing in 2026, you will be eligible to receive awards under the terms and conditions of the Company’s annual long-term incentive award program in effect for other similarly situated executives of the Company, subject to Subcommittee approval. Your annualized target will initially be $1,650,000 (before pro-ration). For 2026, the Performance Share award amount will be reduced based on your time in role during the performance period. Subject to Subcommittee approval, your 2026 equity awards will be granted on or as soon as practicable after your start date and will consist of: Performance Share award in the amount of $825,000, an award of stock options in the amount of $412,500, and an award of restricted stock units in the amount of $247,500.

8.Severance. The Company’s Executive Severance Pay Policy provides for certain pay and benefits in the event the Company terminates your employment without cause or within twelve (12) months following a change in control (the “Severance Payments”). Notwithstanding the language in the Company’s Executive Severance Pay Policy that permits payment to be made at the sole discretion of Wendy’s, the Severance Payments shall be no less than the pay and benefits provided under the Company’s Executive Severance Pay Policy in effect on the date of this offer letter, and shall only be provided in exchange for your execution of a Severance Agreement and Release in the form approved by the Company, including a general release of any and all claims concerning your employment and termination in favor of the Company. You will not be entitled to severance in the event the Company terminates you for cause or in the event you voluntarily resign or terminate your employment with the Company.

In accepting this offer, you agree to the attached Non-Compete and Confidentiality Addendum. Please note that this offer is contingent upon successful completion of a background check.

We look forward to you becoming a part of the Wendy’s team and are confident that you can have a long-term, positive impact on our business. Nonetheless, please understand that Wendy’s is an at-will employer. That means that either you or Wendy’s are free to end the employment relationship at any time, with or without notice or cause. This offer letter, including all attachments, is governed by Ohio law, without regard to conflict of law principles, and will be binding up and enforceable by the Company’s successors and assigns, if applicable.

Please review the information contained in this letter and attachments, as it represents the complete understanding between you and the Company concerning the subject matter of this letter and supersedes any prior or contemporaneous offers, term sheets, agreements, understandings or communications between you and the Company (oral or written). You acknowledge that in accepting this offer you have not relied on any representation which is not set forth herein. Once you have had an opportunity to consider this letter, and provided you wish to accept the position on the terms outlined, please return an executed copy of this letter to me.

I’m excited about the prospect of working with you on the Wendy’s leadership team. Should you have any questions, please do not hesitate to contact me.

Yours truly,
/s/ Robert D. Wright

Robert D. Wright
President and Chief Executive Officer
THE WENDY'S COMPANY

Accepted and Agreed:

/s/ Steven W. Cirulis
Steven W. Cirulis

June 19, 2026
Date

NON-COMPETE AND CONFIDENTIALITY ADDENDUM
TO OFFER LETTER OF June 19, 2026

This Addendum is a part of the terms of your employment with the Company. By accepting your offer letter, you are also accepting the terms of this Addendum.

CONFIDENTIAL INFORMATION. You agree that you will not at any time during your employment and anytime thereafter, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s, its subsidiaries and affiliates and their respective officers, directors and employee, any information of a confidential nature relating in any way to the business of Wendy’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors. You further agree that you are not subject to any agreement that would restrict you from performing services to Wendy’s and that you will not disclose to Wendy’s or use on its behalf, any confidential information or material that is the property of a former employer or third party.

NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE. You acknowledge that you will be involved, at the highest level, in the development, implementation, and management of Wendy’s business strategies and plans, including those which involve Wendy’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s represents a material unfair competitive danger to Wendy’s and the use of your knowledge and information about Wendy’s business, strategies and plans can and would constitute a competitive advantage over Wendy’s. You further acknowledge that the provisions of this section are reasonable and necessary to protect Wendy’s legitimate business interests.

You agree that during your employment with Wendy’s and either (x) in the event you resign or your employment with Wendy’s is terminated “without cause”, for a period of eighteen (18) months following such termination, or (y) in the event your employment with Wendy’s is terminated for cause, for a period of twelve (12) months following such termination:

(i) in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s maintains restaurants, you will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s or its affiliates. This restriction includes any business engaged in drive through or food service restaurant business where hamburgers, chicken sandwiches or entree salads are predominant products (15% or more, individually or in the aggregate, of food products not including beverages). Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein;

(ii) you will not, directly or indirectly, without Wendy’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii) you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s or such subsidiary or affiliate.

For purposes of this section, “directly or indirectly” means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that you may own stock in Wendy’s and may operate, directly or indirectly, Wendy’s restaurants as a franchisee without violating sections (i) or (iii).

If any competent authority having jurisdiction over this section determines that any of the provisions is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable. The obligations in this Addendum are intended to be read consistent with any applicable professional conduct rules and should be interpreted in that manner. The invalidity or unenforceability of any provision of this Addendum (and the agreement into which it is incorporated) shall not affect or limit the validity and enforceability of the other provisions hereof. The obligations in this Addendum are intended to be read consistent with any applicable professional conduct rules and should be interpreted in that manner. In the event of your breach of your obligations under the post-employment restrictive covenants, then the post-employment restricted period shall be tolled and extended during the length of such breach, to the extent permitted by law.